SEC 1745 (3-98) POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                     --------------------------
                                                             OMB APPROVAL
                                                     --------------------------
                      UNITED STATES                    OMB NUMBER 3235-0145
           SECURITIES AND EXCHANGE COMMISSION        --------------------------
                 WASHINGTON, D.C. 20549              Expires: November 30, 1999
                                                     --------------------------
                                                     Estimated average burden
                                                     hours per response....14.9
                                                     --------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. __________)*


                                   CYNET, INC.
                                ----------------
                                (Name of Issuer)


                  Class A Common Stock, no par value per share
                  --------------------------------------------
                         (Title of Class of Securities)


                                   23257K 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 6, 1999
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the


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disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 23257K 10 7.................................


      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).
               Cynet Holdings, LLC
           .....................................................................

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)
           (a) / /
           (b) /X/
           .....................................................................
      3.   SEC Use Only

           .....................................................................
      4.   Citizenship or Place or Organization
           Texas
           .....................................................................
Number of             5.   Sole Voting Power
Shares                     15,690,820
Beneficially          ..........................................................
Owned by              6.   Shared Voting Power
Each                       -0-
Reporting             ..........................................................
Person With           7.   Sole Dispositive Power
                           15,690,820
                      ..........................................................
                      8.    Shared Dispositive Power
                            -0-
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           .....................................................................
      9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           15,690,820
           .....................................................................
      10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)
           Not Applicable
           .....................................................................
      11.  Percent of Class Represented by Amount in Row (11)
           42.2%
           .....................................................................
      12.  Type of Reporting Person (See Instructions)
           OO
           .....................................................................
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ITEM 1.

        (a) Name of Issuer CyNet, Inc.
        (b) Address of Issuer's Principal Executive Offices
            12777 Jones Road, Suite 400, Houston, Texas 77070

ITEM 2.
        (a) Name of Person Filing Cynet Holdings, LLC
        (b) Address of Principal Business Office or, if none, Residence 12777 Jones Road, Suite 400,
            Houston, Texas 77070

        (c) Citizenship      Cynet Holdings, LLC is a Texas limited liability
            company.
        (d) Title of Class of Securities    Class A Common Stock, no par value
            per share.
        (e) CUSIP Number    23257K 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) or 240.13d-2(b) or (c), check WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [ ] Bank as defined in section 3(a)(6) ofthe Act (15 U.S.C. 78c).

               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)      [ ] An investment adviser in accordance with
                        Section 240.13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

               (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)      [ ] Group, in accordance with
                        Section 240.13d-1(b)(1)(ii)(J).

                        Not Applicable

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
               (a)    Amount beneficially owned:   15,690,820

               (b)    Percent of class:                  42.2%

               (c)    Number of shares as to which the person has:

                      (i)    Sole power to vote or to direct the vote
                             15,690,820

                      (ii)   Shared power to vote or to direct the vote -0-

                      (iii) Sole power to dispose or to direct the disposition of 15,690,820

                      (iv) Shared power to dispose or to direct the disposition of -0-

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has
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ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not Applicable

INSTRUCTION:  Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Vincent W. Beale, Sr. is the president and majority owner of Cynet Holdings, LLC, and has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           CYNET HOLDINGS, LLC

                                                         February 14, 2000
                                                         -----------------
                                                              Date



                                                           Signature


                                              /s/ Vincent W. Beale, Sr.
                                              --------------------------------
                                              Vincent W. Beale, Sr., President
                                                          Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

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ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)